CONFIRMING STATEMENT

         This Statement confirms that the undersigned, Win J. Neuger, has authorized and designated Brian H. Fortune to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Excelsior Absolute Return Fund of Funds Master Fund, LLC. The authority of Brian H. Fortune under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Excelsior Absolute Return Fund of Funds Master Fund, LLC, unless earlier revoked in writing. The undersigned acknowledges that Brian H. Fortune is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:    as of December 11, 2003
                                                        /s/ WIN J. NEUGER
                                                        -----------------
                                                        Win J. Neuger